UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 18, 2018

RESTORBIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38359	81-3305277
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Boylston Street, 12th Floor

Boston, MA 02116

(Address of principal executive offices, including zip code)

(857) 315-5521

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 18, 2018, resTORbio, Inc. (the “Company”) announced the appointment of Meredith S. Manning as Chief Commercial Officer of the Company, effective September 17, 2018 (the “Effective Date”).

Ms. Manning previously served as Vice President, Global Product Strategy Lead Hemophilia at Shire plc (formerly Baxalta) (“Shire”) from January 2013. Prior to Shire, from April 2009 through January 2013, Ms. Manning was Senior Director, Marketing at Vertex Pharmaceuticals Inc. (“Vertex”), playing an integral role in launching Vertex’s Hepatitis C product, Incivek. Before Vertex, Ms. Manning served in a number of positions of increasing responsibility at Pfizer Inc. across a number of marketing and commercial roles from August 2001 to April 2009. Ms. Manning has a M.B.A. from the University of Chicago Booth School of Business and a B.A. from The Colorado College.

In connection with her employment, the Company entered into an Employment Agreement dated August 30, 2018 (the “Employment Agreement”), which sets forth certain terms of Ms. Manning’s employment. There are no other arrangements or understandings between Ms. Manning and any other persons pursuant to which she was selected as the Company’s Chief Commercial Officer. Additionally, there are no transactions involving the Company and Ms. Manning that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Pursuant to the terms of the Employment Agreement, Ms. Manning will receive an initial annual base salary of $345,000. In addition, she will be eligible to receive an annual performance bonus targeted at up to 40% of her annual base salary.

The Employment Agreement further provides that the Board will grant Ms. Manning a stock option to purchase 175,000 shares of the Company’s common stock under the Company’s 2018 Stock Option Incentive Plan. Ms. Manning will also be eligible to participate in all customary employee benefit plans or programs of the Company generally available to the Company’s full-time employees and/or executive officers.

In the event Ms. Manning’s employment is terminated without cause or Ms. Manning terminates her employment for good reason, then she will be eligible to receive: (i) compensation in an amount equal to 0.5 times of her then current base salary and (ii) subject to her election of Consolidated Omnibus Budget Reconciliation Act (“COBRA”) health continuation coverage, monthly contributions for up to six months or her COBRA health continuation period, whichever ends earlier.

In the event that within 12 months following the date of a change of control Ms. Manning’s employment is terminated without cause or Ms. Manning terminates her employment for good reason, then Ms. Manning shall be entitled to receive: (i) a cash amount equal to 1.0 times the sum of her then current base salary plus her average target annual incentive compensation for the immediately preceding three fiscal years, (ii) 100% acceleration of all time-based equity awards held as of the date of termination, (iii) subject to her election of COBRA health continuation coverage, monthly contributions for up to 18 months or her COBRA health continuation period, whichever ends earlier. All references to “cause,” “good reason” and “change in control” are as defined in the Employment Agreement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is attached to this Current Report as Exhibit 99.1 and incorporated herein by reference.

In connection with Ms. Manning’s appointment as Chief Commercial Officer, the Company issued a press release on September 18, 2018 titled “resTORbio Appoints Meredith Manning as Chief Commercial Officer”, a copy of which is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Employment Agreement, dated August 30, 2018.

99.2	Press release, dated September 18, 2018.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2018	resTORbio, Inc.

	By:	/s/ Chen Schor
Chen Schor
President and Chief Executive Officer